Exhibit 99.1

Blue Holdings, Inc. Reports Fourth Quarter and 2007 Financial Results

-	2007 net sales of $33.8 million
-	Reiterates Q1 2008 revenue guidance range of $8.0-$8.5 million
-	Full-year 2008 revenue guidance of $29-$31 million

COMMERCE, California – April 15, 2008--Blue Holdings, Inc. (NASDAQ:BLUE), a designer, manufacturer and distributor of high-end fashion jeans, apparel and accessories, today announced financial results for the fourth quarter and fiscal year ended December 31, 2007.

Net sales for the fourth quarter of 2007 were $7.5 million, compared to $7.4 million reported in the prior year period. For the year ended December 31, 2007, net sales were $33.8 million, compared to $49.0 million in the prior year period.

“These results reflect the initial successes in our ongoing turnaround plan that will allow us to grow revenue and achieve profitability in 2008 and beyond,” said Glenn Palmer, Chief Executive Officer of Blue Holdings, Inc. “While the challenging macro-environment had a negative impact on our business, we remain focused on our five-step turnaround plan to further stabilize the business, grow revenues and place the Company back on a profitable growth curve. While we are pleased with the amount of progress we have made so far, there is much work ahead.”

Glenn Palmer continued, “As discussed during our last quarter conference call, we view 2007 largely as a transitional year as we continue to make significant changes to streamline the business around our core brands and position Blue Holdings for sustainable growth.  We've marked down our excess inventory, improved our product line by re-defining and re-focusing each collection, and made many meaningful operational and strategic changes to our business so that 2008 will be a stronger year for us.”

In 2008, the primary focus of the Company will be to:
-
Improve inventory management through better leveraging the Company’s existing technologies by bar-coding all products. This new system will help reduce inventory, and better enable the Company to deliver product on-time;

-	Selectively expand and develop its existing brands and distribution to increase market share as the Company improves its deliveries;
-	Selectively pursue new licensing opportunities; and
-
Complete a $1.0 million private placement of secured convertible notes and warrants in the next 50 days to provide the Company with additional operating flexibility to meet both its business objectives and marketing initiatives.

Glenn Palmer continued, “We remain encouraged about the opportunities that lie ahead and our ability to perform in this challenging retail climate. We have developed a number of strategic initiatives for 2008 aimed at improving profitability, and we remain focused on the successful execution of our plan.”

Highlights from the quarter and subsequent months:
•	The Company hired key executives: Vice President of Marketing, Vice President of Merchandising and President of Sales. Chief Financial Officer search is underway;

•
The Company completed a $2.0 million private placement of secured convertible notes and warrants to Gemini Master Fund, Ltd., effective March 5, 2008. The lead investor is an institutional investment fund managed by Gemini Strategies, LLC, a San Diego-based investment manager and frequent investor in small-cap publicly traded growth companies; and

•
The Company entered into two separate licensing agreements for the Antik Denim and Yanuk brands to further diversify the product mix into a broader lifestyle collection and to extend each brand’s reach. Antik Denim, LLC, has signed a three-year license agreement with Multigroup, Canada’s leading children’s, adult and sports licensing apparel manufacturer. Blue Holdings has also signed a three-year license agreement with Caitac International, Inc., a jean and casual wear marketing company, to design, manufacture and distribute men’s and women’s denim and sportswear apparel bearing the “Yanuk” trademark in Japan.

Year-ended December 31, 2007
Gross profit for the year ended December 31, 2007 decreased to $11.6 million compared to $13.1 million for the year ended December 31, 2006. Gross margin increased to approximately 34.4% for the year ended December 31, 2007 from 26.7% for the year earlier.

Pre-tax net loss for the year was approximately $5.6 million, or $(0.21) per basic and diluted share based on 26.1 million shares outstanding, compared to pre-tax net loss of approximately $5.4 million, or $(0.21) per basic and diluted share on 26.1 million weighted average shares outstanding for the same period last year.

Three months ended December 31, 2007
Blue Holdings’ gross profit for the fourth quarter of 2007 was $1.1 million compared to ($4.7) million in the prior year period.  Gross margin was 15% of net sales compared to (64)% of net sales in the prior year period.  The increase in gross margin was due to significant write-offs which occurred during 2006, but to a lesser extent in 2007, as well as a higher amount of off priced sales in the fourth quarter of 2006 versus 2007.

SG&A expenses were $2.5 million in the quarter, a decrease from $3.9 million in the prior year period. Operating expenses as a percentage of sales decreased to 34% compared to 53% in the fourth quarter of 2006. The percentage decrease was principally due to decreases in various expenses associated with our staff reductions.

Pre-tax net loss for the quarter was approximately $1.8 million, or $(0.07) per basic and diluted share based on 26.1 million shares outstanding, compared to net loss of approximately $8.9 million, or $(0.34) per basic and diluted share on 26.1 million weighted average shares outstanding for the same period last year.

Updates on the initiatives from the previous quarter and subsequent months:

Revenue Related Initiatives:
•	The Company has realigned its business model and sales organization to ramp revenue and expand within its current distribution.
•	The Company has implemented a replenishment program which is critical in order to establish a meaningful and consistent presence in department stores.

•
The Company debuted the Yanuk collection at the Project Show, February 12-14. The complete lifestyle brand, which in addition to the core denim jeans product offering, offers new and diversified looks, including categories ranging from sweats, hoodies, t-shirts, and woven shirts offered at price points from $48-$125 at retail, competes at a non-premium level. The line has already been purchased by some of the country's top retailers and continues to be well received as a market opportunity. Blue Holdings expects the brand will be a positive influence for both top and bottom line growth in the third quarter of 2008.

Inventory and Operations Initiatives:
•
The Company is using a new analytic application which enables BLUE to better analyze the entire supply chain from the initial source to its final destination. It helps assess delivery performance, manage inventory, reduce costs, analyze the outbound supply chain to improve delivery costs, optimize inventory levels, and deliver on customer demand in the most cost effective way leading to the most effective and cost efficient supply chain.

•
The Company is currently located in Commerce, and will be moving into a scalable 3PL environment which will provide Blue Holdings the systems that it needs to gain visibility into its inventory by bar-coding all product that goes through the warehouse. This new system will help reduce inventory, and better enable the Company to deliver product on-time.

•
The Company has explored additional global sourcing opportunities, and is manufacturing its full package product in Morocco and Mexico, which produce high-quality premium jeans. This helps the Company sustain higher gross profit, improve cash flow, and ensure on-time delivery.

•	The Company has put into operation a better merchandising and weekly production calendar to ensure that deliveries are on-time.

Expense Initiatives:
•
The Company has enhanced product assortment, streamlined the flow of merchandise to retail distributors and reduced operating expenses. In the back half of 2007, the Company began implementing cost saving intitiatives that it believes will yield annualized SG&A reductions of over $3 million.

•
The Company has carefully reviewed and evaluated the long-term viability of all its brands and licensees, which resulted in the re-launch of the Yanuk brand based on its previous success and opportunities within the status jeans market.

•	The Company discontinued its underperforming Life & Death brand in order to focus on its key and core brands; Antik Denim, Taverniti So Jeans, Yanuk and Faith Connexion.

Balance Sheet
As of December 31, 2007, cash and equivalents approximated $75,000,compared to $109,000 as of December 31, 2006.

Business Outlook
The Company is reiterating its guidance for the first quarter of 2008, and expects revenues in be in the range of $8.0 million to $8.5 million and to be profitable.

Additionally, the Company is introducing new guidance for 2008 and expects revenues in be in the range of $29-$31 million and projects pre-tax income in the range of $1.0 - $1.5 million.

Conference Call
The Company will host a conference call to discuss its fourth quarter ended December 31, 2007 financial results today, April 15, 2008 at 4:30 p.m. ET.

To participate in the conference call, investors should dial 800-762-8779 ten minutes prior to the scheduled start time. International callers should dial 480-248-5081. For those investors unable to participate in the live call, a replay will be available beginning Monday, March 28, 2008 at 8:00 p.m. ET, through April 8, 2008 at midnight ET. To access the replay, dial 800-406-7325 (passcode: 3867426). International callers should dial 303-590-3030.  The call will be open to all interested investors through a live audio Web broadcast via the Internet at www.earnings.com and www.blueholdings.com.  For those who are not available to listen to the live broadcast, the call will be archived.

About Blue Holdings, Inc.
Blue Holdings, Inc., directly and through its wholly owned subsidiaries, Antik Denim, LLC and Taverniti So Jeans, LLC, designs, develops, manufactures, markets, distributes and sells high-end fashion jeans, apparel, and accessories under the "Antik Denim," "Yanuk," "Taverniti So Jeans," and “Faith” brands both in the United States and internationally. Blue Holdings currently sells men's, women's and children’s styles. Antik Denim, Yanuk, Taverniti So and Faith jeans and apparel are made from high-quality fabrics milled in the United States, Japan, Italy and Spain, and are processed with cutting-edge treatments and finishes. Blue Holdings' concepts, designs, embellishments, patent-pending pockets and great attention to detail and quality give it a competitive advantage in the high-end fashion jeans market.

Forward-Looking Statements
This release contains "forward-looking statements" that include information relating to future events and future financial and operating performance. Examples of forward looking statements included in this release include statements regarding Blue Holdings’ future financial results and the anticipated growth of its brands. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management's good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause these differences include, but are not limited to: fluctuations in demand for Blue Holdings’ products, the introduction of new products, Blue Holdings’ ability to maintain customer and strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of Blue Holdings’ liquidity and financial strength to support its growth, and other information that may be detailed from time to time in Blue Holdings’ filings with the United States Securities and Exchange Commission. For a more detailed description of the risk factors and uncertainties affecting Blue Holdings, please refer to the Company's recent filings with the Securities and Exchange Commission, which are available at www.sec.gov. Blue Holdings undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:
Integrated Corporate Relations
310-954-1100
Andrew Greenebaum
agreenebaum@icrinc.com
or
Patricia Dolmatsky
pdolmatsky@icrinc.com

BLUE HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
December 31, 2007 and 2006

	Proforma
ASSETS	December 31,	December 31,	December 31,
	2007	2007	2006
	(Unaudited)
	Note 15
Current assets:
Cash	$3,394,842	$74,842	$109,031
Due from factor, net of reserves of $173,803 and $178,801, respectively		94,194	1,366,588
Accounts receivable, net of reserves of $1,138,664 and $901,941 respectively:
- Purchased by factor with recourse		1,668,498	7,662,198
- Others		548,548	19,312
Inventories, net of reserves of $0 and $1,742,893 respectively		9,328,581	5,394,006
Due from related parties		331,257	-
Income taxes receivable		28,047	2,030,919
Deferred income taxes		978,217	2,488,082
Prepaid expenses and other current assets	1,450,390	1,283,990	396,810
Total current assets	17,822,574	14,336,174	19,466,946

Deferred income taxes		1,765,719	-
Property and equipment, less accumulated depreciation		1,771,868	1,611,171
Total assets	$21,360,161	$17,873,761	$21,078,117

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Bank overdraft		$75,764	$266,788
Accounts payable		2,577,454	2,820,024
Short-term borrowings		12,582,129	10,026,814
Due to related parties		-	710,153
Advances from majority shareholder		-	1,876,991
Current portion of liability for unrecognized tax benefits		48,100	-
Current portion of convertible debt	$696,667
Accrued expenses and other current liabilities		1,620,954	2,133,932
Total current liabilities	17,601,068	16,904,401	17,834,702

Non-current portion of liability for unrecognized tax benefits		286,337	-
Non-current portion of convertible debt	794,133
Total liabilities	18,681,538	17,190,738	17,834,702

Stockholders' equity:
Preferred stock $0.001 stated value, 5,000,000 shares authorized, 1,000,000
Series A convertible shares issued with 6% cumulative dividend of the designated purchase price and initial conversion price of $0.7347		1,000
Common stock $0.001 par value, 75,000,000 shares authorized, 26,232,200 and 26,232,200 and 26,057,200 shares issued and outstanding, respectively	27,982	26,232	26,057
Additional paid-in capital	10,053,498	8,059,648	4,964,091
Accumulated deficit		(7,403,857)	(1,746,733)
Total stockholders' equity	2,678,623	683,023	3,243,415
Total liabilities and stockholders' equity	21,360,161	$17,873,761	$21,078,117

BLUE HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

	2007	2006

Net sales	$33,756,184	$48,996,375

Cost of goods sold	22,137,143	35,921,394

Gross profit	11,619,041	13,074,981

Selling, distribution & administrative expenses	15,562,030	17,082,936

Loss before other expenses and provision for income taxes	(3,942,989)	(4,007,955)

Other expenses:

Interest expense	1,639,222	993,814

Expenses relating to acquisition of Long Rap, Inc.	-	437,010

Total other expenses	1,639,222	1,430,824

Loss before provision for income taxes	(5,582,211)	(5,438,779)

Provision (benefit) for income taxes	22,448	(678,270)

Net loss	$(5,604,659)	$(4,760,509)

Loss per common share, basic and diluted	$(0.21)	$(0.18)

Weighted average shares outstanding, basic and diluted	26,173,867	26,057,200